CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-11 of our report dated June 23, 2011 related to the statement of revenues and certain operating expenses of the Acquired Property (Oxford Trail) for the year ended December 31, 2010, incorporated by reference from Preferred Apartment Communities, Inc.’s Current Report on Form 8-K/A filed on June 24, 2011, and to the reference to us under the heading "Experts" in such Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

August 16, 2012